SureWest Fourth Quarter and Full Year 2007 Results Support Transformation to a
                      Triple-play Communications Provider

                      Broadband Revenues Grow 15% Annually

                  Double Digit Annual Residential RGU Increase

    ROSEVILLE, Calif., March 13 /PRNewswire-FirstCall/ -- Leading independent communications holding company SureWest Communications (Nasdaq: SURW) today announced operating results for the quarter and year ended December 31, 2007. During the year, the Company made great progress in its transformation to an advanced broadband voice, video and data provider, reporting excellent Broadband and subscriber count growth to offset Telecom access line declines. SureWest also acquired bandwidth leader Everest Broadband, Inc. while divesting non-core assets. Below are highlights for the period:
    (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO )

    -- Consolidated 2007 revenues increased by 1%, resulting from a 15% increase in Broadband revenues offsetting a 5% decline in Telecom revenues and a 4% decline in Wireless revenues
    -- Consolidated net income increased to $62.9 million in 2007 from $5.7 million in 2006 as a result of a $60.2 million gain from the sale of SureWest Directories
    -- Total Broadband revenue grew by 13% for the fourth quarter 2007 compared to the fourth quarter 2006 due to strong residential growth and business expansion; Broadband subscribers increased more than 11% during this time
    -- Total RGUs increased more than 10% compared to the prior year, with the Company's superior high-speed data product, the continuing growth of its HDTV channel lineup and the December launch of an IP-based multi- stream HD DVR serving as substantial contributing factors
    -- Fiber marketable homes increased 15% compared to the prior year due primarily to an upgrade of copper infrastructure to fiber, while, most notably, penetration of fiber marketable homes continued to increase, reaching 24.1% at year end
    -- Consolidated Operating EBITDA, excluding a non-cash impairment related to LMDS, decreased annually by 7% to $62.8 million from $67.3 million. This results from a $2.9 million Telecom revenue reduction associated with anticipated access line declines, previously announced regulatory settlements such as a $1.3 million scheduled decrease in California High Cost Fund B subsidies and an increase in operating expense of approximately $1.5 million resulting from various strategic initiatives
    -- During the fourth quarter, SureWest announced the acquisition of Kansas-based Everest Broadband which will facilitate the rapid expansion of overall business services, more than double SureWest's triple-play residential subscriber base and geographically diversify the Company. During the year, SureWest also sold its non-core Directory Publishing business for $110 million, outsourced non-core operations resulting in a savings of approximately $500 thousand and subsequent to year end, announced the sale of its Wireless assets for $69 million.


    Steve Oldham, SureWest's president and chief executive officer, said, "I am pleased with the progress we have made over the past year to streamline the Company and strengthen our focus through the sale of non-core assets and outsourcing of non-core operations. We are successfully transforming from a regional voice provider to the most advanced triple-play provider in the markets we serve.
    "In the face of a softening economy and increased competition, we have refined our focus on Broadband and realized significant increases in marketable homes, subscribers and RGUs. With the acquisition of Everest Broadband, we will more than double our company's Broadband RGUs, making broadband expansion the primary driver of future growth."

    Segment Results

    Broadband
    Broadband segment revenues increased 13% in the fourth quarter of 2007 compared to the prior year quarter as a result of growth in both business and residential services. Broadband subscriber counts grew 11% from the prior year, with a 10% growth in RGUs. Consistent with the strategy of focusing on broadband data, voice and video, Broadband RGUs increased on a year-over-year basis, as detailed in the chart below.

                                               Y-O-Y comparison
                                     4Q07      4Q06      Change
    Broadband RGUs                 102,632    93,162       10%
     Data RGUs                      61,718    55,102       12%
     Video RGUs                     20,669    19,339        7%
     Voice RGUs                     20,245    18,721        8%


    In the CLEC triple-play footprint, average revenue per unit (ARPU) increased by $5.36 year-over-year to $108.91 as new features were added to SureWest's superior fiber-optic network resulting in an increase in triple-play subscribers.
    "Mid-way through the fourth quarter we responded to outside influences with special sales and marketing efforts that resulted in the highest level of sales call volume of the year, elevated take rates and significant subscriber increases in the month of December alone," Oldham said. "The end-of-year introduction of our DVR, which exceeded our adoption rate expectations, and our enhanced HDTV channel lineup resulted in a considerable increase in HD take rate in December over the average of the first 11 months of 2007. Additionally, at year end, SureWest HD customers averaged 1.3 HD receivers per home. The combination of these events strengthens our position in the market place and emphasizes our ability to continue the growth of our Broadband business."

    -- Data: Data RGUs increased 12% in the fourth quarter compared to the prior year, indicating continued strong demand for SureWest's high- speed data services across its fiber and copper platforms. Over its fiber network alone, which offers symmetrical Internet speeds of up to 10, 20 and 50 megabits per second, RGUs grew by 21% compared to the prior year.

    -- Video: Video RGUs increased 7% in the fourth quarter compared to the prior year, validating SureWest's overbuilding strategy and reflecting growth in residential digital cable subscribers and increased demand for premium, digital features including video on demand (VOD), HDTV and HD DVR. During the quarter, SureWest launched its first multi-stream HD DVR and currently offers 50 premium HD channels, up from 17 at the beginning of 2007. Due to its virtually unlimited bandwidth capabilities, the Company expects to continue adding high-quality HD channels as they become available.

    -- Voice: Voice RGUs increased 8% in the fourth quarter from the prior year, reflecting the strength of the triple-play bundle. On March 10, 2008, SureWest launched its Voice over IP (VoIP) Digital Phone product, which provides a technologically-advanced voice product that allows for more flexibility with packages and offers, and an anticipated increase in triple-play RGUs.

    Fiber marketable homes increased by 15% to 114,200 at the end of the fourth quarter of 2007, from 98,900 at the end of the fourth quarter of 2006. This increase was comprised of 5,750 new homes, and 9,550 homes upgraded from copper to fiber. The increase in fiber marketable homes is a result of the continued expansion and upgrading of the fiber footprint into regions where the expectation is to achieve greater than 35% penetration. In addition to the increase in total marketable homes, penetration in fiber markets continued to increase during 2007 with fiber penetration of 24.1%.
    Broadband business revenues saw significant growth due to the continued rollout of business services. The Company increased its marketable business footprint through the addition of its new Integrated Access services across leased transport throughout the Sacramento metropolitan region, substantially increasing the number of marketable businesses in 2007 compared to previous years.

    Telecom
    Telecom segment revenues declined 4% in the fourth quarter of 2007 compared to the prior year quarter, which resulted from anticipated access line declines of 9% and scheduled reductions in California High Cost Fund subsidies of $325 thousand in the fourth quarter.

                                               Y-O-Y comparison
                                     4Q07      4Q06      Change
    Residential Access Lines        74,404    85,241      -13%
    Business Access Lines           39,236    39,954       -2%
    Telecom Access Lines           113,640   125,195       -9%


    Telecom segment revenues are derived from both residential and business services. Residential services were impacted by access line trends and declining subsidies. In addition to the migration of access lines to alternative platforms such as wireless, recently introduced competition has negatively impacted access line trends. Line loss to competition has lessened following a peak in the July and August 2007 timeframes. The Company continues to address the industry-wide trend of declining access lines by aggressively pursuing business telecom customers, and in the Broadband segment, upgrading its ILEC platform from copper to fiber in order to introduce new features and services such as HDTV and HD DVR for its voice customers. SureWest's new VoIP product is expected to have a positive impact on Broadband voice RGUs as well.
    Previously announced step downs in California High Cost Fund subsidies resulted in a reduction of $1.3 million in 2007 Telecom revenues. These annual reductions will continue until reduced to zero by 2012.

    Wireless
    Wireless segment revenues decreased 7% in the fourth quarter of 2007 compared to the prior year quarter. During 2007, the Company was in negotiations to sell the Wireless business, and in January 2008 announced the sale of its Wireless assets for $69 million.
    An anticipated $32 million in cash related expenses will be removed from the business through the Wireless transaction, with $26.3 million exiting immediately upon close and the remaining common expenses of $5.4 million to be eliminated or reallocated to growth initiatives over the next year.
    Excluding Wireless, operating revenues from continuing operations for 2007 would have declined by $31.6 million. Cash related operating expenses from continuing operations for 2007 would have decreased by $ 26.3 million. As a result, consolidated operating EBITDA for 2007 would have decreased by approximately $5.4 million in the near term due to the noted common expenses. Although the Telecom and Broadband segments will be negatively impacted in the near term as they bear these common costs, the Company expects these costs will be driven out of the business after the Wireless transaction is complete or redeployed to support expansion in cash flows from strategic acquisitions.

    Consolidated Results
    Residential customers have to select a communications service provider when they change residence. The regional downturn in housing starts and existing home sales has negatively impacted the number of consumers actively seeking to change service providers as a result of a move. The second catalyst for a change of provider is the customer experience -- quality of network, types of services and pricing as consumers seek to improve value. The customers also may make a decision on a provider when they invest in new electronics such as HD television sets.
    The Company adjusts its marketing strategies based on the changing needs of the customer and has addressed these consumer trends; first, by diversifying its exposure to regional housing impacts with its acquisition of Everest Broadband and its expansion into the Kansas City region, and second, by offering a superior customer experience by providing the fastest broadband speeds in the nation and the most diverse HD channel lineup in the areas it serves.
    In the face of a market downturn, SureWest continues to invest in network upgrades and expansion while other communications providers are scaling back. The Company believes it can capture customers because it has a clear competitive advantage as the bandwidth leader in the markets it serves.

    Revenue
    Consolidated revenues from continuing operations for the fourth quarter of 2007 increased 1% year-over-year to $51.8 million due to increases in Broadband segment revenues offset by declines in the Company's residential Telecom and Wireless segments. For the full year, consolidated revenues from continuing operations increased 1% to $207 million.

    Operating Expense
    Consolidated operating expenses, exclusive of depreciation, amortization and impairment, increased 6% to $36.6 million in the fourth quarter of 2007 from $34.6 million in the fourth quarter of 2006. Cost of services and selling expenses increased due to costs associated with the expanding Broadband subscriber base. General and administrative expenses increased primarily due to upgrades to provisioning systems, costs associated with outsourcing certain non-core overhead functions and professional fees associated with diligence work on the Wireless disposition. This increase in costs was offset by labor savings associated with a decrease in employees and savings realized as a result of freezing the Company's pension plan in the first quarter of 2007. For the full year 2007, consolidated operating expenses, exclusive of depreciation, amortization and impairment, increased 5% to $144 million from $137 million in 2006.
    The Company provides voice and data services to commercial enterprises and data services to residential customers utilizing its Local Multipoint Distribution Services (LMDS) wireless licenses. As a result of the decision to focus its efforts on its fiber-based triple-play service offerings, the Company determined that it will no longer devote significant resources to its residential and business wireless service offerings that utilize the LMDS technology. Although the Company will continue to support existing business customers with these services, it determined that cash flows from residential services no longer support the book value of the LMDS licenses. As a result, the Company has incurred a non-cash impairment charge of $5.5 million on its LMDS license and related network assets during the quarter.
    Consolidated depreciation and amortization decreased by 15% in the fourth quarter of 2007 to $12.7 million from $15.0 million in 2006. The decrease was primarily due to circuit and digital switch equipment becoming fully depreciated in the fourth quarter of 2007. For the full year 2007, consolidated depreciation and amortization decreased 8% to $55 million from $60 million in 2006.

    Net Income
    Consolidated net loss from continuing operations increased to $788 thousand in the fourth quarter of 2007 from $1 thousand in 2006, due in part to the write-down of LMDS assets offsetting revenue growth and other expense reductions. For the full year 2007, consolidated net income from continuing operations increased to $1.8 million from $342 thousand in 2006, due in part to the benefit of investment income generated from the proceeds of the sale of Directories.

    Acquisition of Everest Broadband
    In December 2007, the Company announced its intention to acquire 100 percent of the outstanding stock of Everest Broadband, Inc. for $173 million in cash. The transaction subsequently closed on February 13, 2008. Everest is a competitive provider of high-speed data, video and voice services in the greater Kansas City area. The transaction more than doubles SureWest's triple-play residential subscriber base and facilitates the rapid expansion of its business services.
    On an annualized basis, Everest has recorded revenues of more than $59 million with EBITDA in excess of $19 million. Its 180-plus employees serve a customer base of almost 38,000 representing almost 102,000 RGUs. Its facilities in Lenexa, Overland Park and Shawnee, Kansas pass over 91,000 homes with over 41% penetration and ARPU in excess of $107.

    Capital Expenditures
    Consolidated capital expenditures totaled $18.1 million for the fourth quarter, a 1% decrease over the same period in the prior year. For the full year 2007, consolidated capital expenditures totaled $52.5 million, a 5% decrease over 2006. The Company continues to focus its capital expenditures on its targeted network build and success-based capital associated with increased penetration and ARPU on the existing network. Capital expenditures for 2008 are expected to be approximately $70 million.

    Share Repurchase Program and Dividend
    As of December 31, 2007, approximately 1.3 million shares remain under the Company's current share repurchase program. Between January 23 and March 13, 2008, the Company has purchased approximately 269,000 shares at an average price of approximately $14 per share.
    The Board of Directors regularly evaluates the Company's dividend policy and strategic growth plans. The Board is currently reviewing the dividend policy to ensure that the use of available cash is providing the greatest long-term shareholder value.

    Non-GAAP Measures
    In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, SureWest has presented non-GAAP financial measures, such as EBITDA and ARPU. SureWest believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of SureWest's internal evaluation of operating performance. In addition, they are measures that SureWest uses to evaluate management's effectiveness. A reconciliation to the comparable GAAP measures is provided in the attached financial and operating summaries. SureWest's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

    Conference Call and Webcast
    SureWest Communications will provide details about its results and business strategy on Thursday, March 13, 2008 at 12:00 p.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call. Additionally, a telephone replay of the call will be available through Thursday, March 20, 2008 by dialing (888) 286-8010 and entering passcode 72436224.

    About SureWest
    SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves under the SureWest and Everest brands. Headquartered in Northern California for more than 90 years, SureWest's bundled residential and commercial offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. Its fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. In the greater Kansas City region, Everest (www.everestkc.com) is a network-based residential and commercial provider of voice, digital video and high-speed Internet services.

    Safe Harbor Statement
    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the Sacramento, California Metropolitan and greater Kansas City Metropolitan areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

     Contacts:  Reid Cox
                Investor Relations
                916-786-1799
                r.cox@surewest.com

                             SUREWEST COMMUNICATIONS
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                 Quarter Ended     Quarter Ended       %
                               December 31, 2007  December 31, 2006  Change
    Operating revenues:
     Telecom                         $26,175           $27,304         -4%
     Broadband                        17,694            15,664         13%
     Wireless                          7,882             8,435         -7%
      Total operating revenues        51,751            51,403          1%

    Operating expenses:
     Cost of services and products
      (exclusive of depreciation
        and amortization)             18,567            18,202          2%
     Customer operations and selling   9,289             9,002          3%
     General and administrative        8,730             7,377         18%
     Depreciation and amortization    12,660            14,972        -15%
     Impairment loss on LMDS and
      related assets                   5,454                 -         nm
      Total operating expenses        54,700            49,553         10%

    Income (loss) from operations     (2,949)            1,850       -259%

    Other income (expense):
     Investment income                   708               149        375%
     Interest expense                 (1,646)           (1,776)        -7%
     Other, net                          280               (94)      -398%
      Total other income (expense),
       net                              (658)           (1,721)       -62%

    Income (loss) from continuing
     operations before income taxes   (3,607)              129      -2896%

    Income tax expense (benefit)      (2,819)              130      -2268%

    Loss from continuing operations     (788)               (1)    -78700%

    Discontinued operations, net of tax:
     Income from discontinued operations   -               979       -100%
     Gain on sale of discontinued
      operations                         253                 -         nm
      Total discontinued operations      253               979        -74%

    Net income (loss)                  $(535)             $978       -155%

    Basic earnings per common share:
     Loss from continuing operations  $(0.05)           $(0.00)    -78400%
     Discontinued operations,
      net of tax                        0.01              0.07        -82%
     Net income (loss) per basic
      common share                    $(0.04)            $0.07       -162%

    Diluted earnings per common share:
     Loss from continuing operations  $(0.05)           $(0.00)    -78400%
     Discontinued operations,
      net of tax                        0.01              0.07        -82%
     Net income (loss) per diluted
      common share                    $(0.04)            $0.07       -162%

    Shares of common stock used to
     calculate earnings per share:
     Basic                            14,467            14,412          0%
     Diluted                          14,467            14,412          0%

                             SUREWEST COMMUNICATIONS
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                   Year Ended        Year Ended         %
                                December 31, 2007  December 31, 2006  Change
    Operating revenues:
     Telecom                        $105,982          $111,581         -5%
     Broadband                        68,708            59,794         15%
     Wireless                         32,127            33,324         -4%
      Total operating revenues       206,817           204,699          1%

    Operating expenses:
     Cost of services and products
      (exclusive of depreciation
       and amortization)              73,390            71,192          3%
     Customer operations and selling  35,151            33,965          3%
     General and administrative       35,468            32,229         10%
     Depreciation and amortization    55,011            59,736         -8%
     Impairment loss on LMDS and
      related assets                   5,454                 -         nm
      Total operating expenses       204,474           197,122          4%

    Income from operations             2,343             7,577        -69%

    Other income (expense):
     Investment income                 3,147               501        528%
     Interest expense                 (6,429)           (6,882)        -7%
     Other, net                         (140)             (613)       -77%
      Total other income (expense),
       net                            (3,422)           (6,994)       -51%

    Income (loss) from continuing
     operations before income taxes   (1,079)              583       -285%

    Income tax expense (benefit)      (2,864)              241      -1288%

    Income from continuing operations  1,785               342        422%

    Discontinued operations, net of tax:
     Income from discontinued
      operations                         999             5,396        -81%
     Gain on sale of discontinued
      operations                      60,156                 -         nm
      Total discontinued operations   61,155             5,396       1033%

    Net income                       $62,940            $5,738        997%

    Basic earnings per common share:
     Income from continuing
      operations                       $0.12             $0.02        500%
     Discontinued operations,
      net of tax                        4.23              0.37       1043%
     Net income per basic common
      share                            $4.35             $0.39       1015%

    Diluted earnings per common share:
     Income from continuing
      operations                       $0.12             $0.02        500%
     Discontinued operations,
      net of tax                        4.22              0.37       1041%
     Net income per diluted common
      share                            $4.34             $0.39       1013%

    Shares of common stock used to
     calculate earnings per share:
     Basic                            14,450            14,531         -1%
     Diluted                          14,492            14,582         -1%

                             SUREWEST COMMUNICATIONS
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                             (amounts in thousands)

                                                      December 31,  December 31,
                                                           2007         2006
ASSETS
 Current assets:
  Cash and cash equivalents                             $   31,114    $    6,371
  Short-term investments                                    21,151           695
  Accounts receivable, net                                  22,645        22,014
  Inventories                                                5,145         5,348
  Prepaid expenses                                           4,278         4,275
  Deferred income taxes                                      9,480         7,285
  Other currents assets                                      3,095            --
  Assets of discontinued operations                             --         6,132
 Total current assets                                       96,908        52,120

Property, plant and equipment, net                         373,830       376,364

Intangible and other assets:
 Wireless licenses, net                                      9,025        13,566
 Goodwill                                                    2,171         2,171
 Deferred charges and other assets                           2,833         1,529
                                                            14,029        17,266
                                                        $  484,767    $  445,750


LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
  Current portion of long-term debt and
   capital lease obligations                            $    3,642    $    3,642
  Accounts payable                                           2,616         3,069
  Other accrued liabilities                                 21,798        20,874
  Current portion of contractual shareable
   earnings obligations                                      1,597         1,707
  Advance billings and deferred revenues                     9,155         9,374
  Accrued compensation and pension benefits                  9,014         5,382
  Liabilities of discontinued operations                        --         1,505
 Total current liabilities                                  47,822        45,553

 Long-term debt and capital lease obligations              118,189       121,831
 Long-term contractual shareable earnings
  obligations                                                   --         1,891
 Deferred income taxes                                      29,726        36,777
 Other liabilities and deferred revenues                    18,027        13,922

Commitments and contingencies

Shareholders' equity:
 Common stock, without par value; 100,000
  shares authorized, 14,514 and 14,465 shares
  issued and outstanding at December 31, 2007
  and December 31, 2006, respectively                      158,870       157,926
 Accumulated other comprehensive income                     (3,530)          565
 Retained earnings                                         115,663        67,285
Total shareholders' equity                                 271,003       225,776
                                                        $  484,767    $  445,750

                             SUREWEST COMMUNICATIONS
                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)

                                        Quarter Ended December 31, 2007
                                 Telecom    Broadband     Wireless  Consolidated

Income (loss) from
 continuing operations          $   9,056   $  (7,608)   $  (2,236)        (788)

Add back : Income Taxes             4,238      (5,451)      (1,606)      (2,819)

Less : Other Income
 (Expense)                            587      (1,049)        (196)        (658)

Add back : Depreciation
 & Amortization                     3,593       6,064        3,003       12,660

Add back : Non-cash
 LMDS impairment                       --       5,454           --        5,454

Operating EBITDA (1)            $  16,300   $    (492)   $    (643)   $  15,165


                                       Quarter Ended December 31, 2006
                                Telecom     Broadband     Wireless  Consolidated

Income (loss) from
 continuing operations         $   7,136    $  (4,264)   $  (2,873)   $      (1)

Add back : Income Taxes            4,947       (2,861)      (1,956)         130

Less : Other Income
 (Expense)                           (25)      (1,316)        (380)      (1,721)

Add back : Depreciation
 & Amortization                    6,075        5,923        2,974       14,972

Add back : Non-cash LMDS
 impairment                           --           --           --           --

Operating EBITDA (1)           $  18,183    $     114    $  (1,475)   $  16,822


    (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non- operating income/expenses, and is a common measure of operating performance in the telecommunications industry. In addition, for the quarter and year-end December 31, 2007, we have excluded the non-cash impairment charge. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)

                                        Year Ended December 31, 2007
                                 Telecom    Broadband     Wireless  Consolidated

Income (loss) from
 continuing operations          $  31,347   $ (19,213)   $ (10,349)   $   1,785

Add back : Income Taxes            17,922     (13,543)      (7,243)      (2,864)

Less : Other Income
 (Expense)                          2,465      (4,582)      (1,305)      (3,422)

Add back : Depreciation
 & Amortization                    20,613      22,304       12,094       55,011

Add back : Non-cash
 LMDS impairment                       --       5,454           --        5,454

Operating EBITDA (1)            $  67,417   $    (416)   $  (4,193)   $  62,808


                                        Year Ended December 31, 2006
                                Telecom     Broadband     Wireless  Consolidated

Income (loss) from
 continuing operations         $  28,626    $ (18,597)   $  (9,687)   $     342

Add back : Income Taxes           19,807      (12,875)      (6,691)         241

Less : Other Income
 (Expense)                          (318)      (5,135)      (1,541)      (6,994)

Add back : Depreciation
 & Amortization                   24,999       22,827       11,910       59,736

Add back : Non-cash
 LMDS impairment                      --           --           --           --

Operating EBITDA (1)           $  73,750    $  (3,510)   $  (2,927)   $  67,313


    (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non- operating income/expenses, and is a common measure of operating performance in the telecommunications industry. In addition, for the quarter and year-end December 31, 2007, we have excluded the non-cash impairment charge. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.


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

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS

                                        As of and for the quarter ended
                                   December 31,    December 31,      Pct
                                      2007            2006          Change
    LINE SUMMARY
    Telecom access lines            113,640         125,195         -9.2%
    Broadband access lines (1)       23,371          21,124         10.6%
    Total SureWest access lines     137,011         146,319         -6.4%

    TELECOM
    Access lines                    113,640         125,195         -9.2%
    Voice-grade equivalents (2)     549,000         520,500          5.5%
    Long distance lines              56,534          57,605         -1.9%
    Long distance penetration         49.7%           46.0%          8.1%

    BROADBAND
    DSL subscribers (5)              36,016          33,862          6.4%
    Fiber subscribers                27,982          23,636         18.4%
     Total subscribers (5)           63,998          57,498         11.3%
    Revenue-generating units
     (RGUs) (3), (5)                102,632          93,162         10.2%
     Data RGUs                       61,718          55,102         12.0%
     Video RGUs                      20,669          19,339          6.9%
     Voice RGUs                      20,245          18,721          8.1%
     Average revenue per
      customer (5)                   $76.51          $76.00          0.7%
    Total marketable homes (5)      192,867         186,716          3.3%
    Total marketable homes
     penetration                      30.0%           27.9%          7.5%
    Fiber marketable homes          114,169          98,900         15.4%
    Fiber marketable homes
     penetration (4)                  24.1%           23.5%          2.6%
    Total churn                        1.5%            1.5%          0.0%
    Fiber churn                        1.4%            1.2%         16.7%
    Business access lines (5)         3,126           2,403         30.1%
    Business voice-grade
     equivalents (2), (5)           946,300         741,900         27.6%

    WIRELESS
    Total subscribers                50,145          52,946         -5.3%
     Contract subscribers            50,121          51,515         -2.7%
    POPs (5)                      3,642,000       3,587,000          1.5%
    POPs covered (5)              2,844,000       2,801,000          1.5%
    Net contract additions             -246           1,126       -121.8%
    Net non-contract additions         -418            -573         27.1%
    Contract churn                    2.91%           3.28%        -11.3%
    ARPU                             $48.82          $51.28         -4.8%


    (1) The sum of Business access lines and fiber voice Revenue-generating units (RGUs).

    (2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.

    (3) RGUs are the sum of all primary digital video, telephony and high- speed data connections, excluding additional units, with the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.

    (4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 434 and 382 Small-Medium Enterprise customers in 2007 and 2006, respectively, which are not included in the penetration rate.

    (5) The calculation of certain metrics have been revised over time to reflect current view of our business. Where necessary prior period metric calculations have been revised to conform with current practice.


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